Exhibit 99.1

         ALIGN TECHNOLOGY TERMINATES EMPLOYMENT OF VP, GLOBAL MARKETING

    SANTA CLARA, Calif., Aug. 8 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, announced today that the Company has terminated the employment of David Thrower as Vice President of Global Marketing, effective immediately.

    Align believes that Mr. Thrower failed to follow Align's Code of Ethics regarding prohibited personal relationships and reporting arrangements, and breached his Employment Agreement by not responding truthfully to inquiries regarding this matter.

    Align has enlisted the services of Spencer Stuart to lead the search for Mr. Thrower's replacement, with a goal of hiring new marketing leadership within three to six months. Dan Ellis, Align's VP of North American Sales, and other members of Align's executive team will manage day-to-day responsibilities of all marketing programs until a replacement has been named.

    About Align Technology, Inc.
    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

     Investor Relations Contact         Press Contact
     Barbara Domingo                    Shannon Mangum Henderson
     Align Technology, Inc.             Ethos Communication, Inc.
     408-470-1000                       678-417-1767
     investorinfo@aligntech.com         shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             08/08/2005
    /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or press, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /

_